Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2011 THIRD QUARTER RESULTS AND UPDATES ITS 2011 BUSINESS OUTLOOK

BOISE, Idaho (July 28, 2011) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2011.

Highlights:

▪	Total revenues were $410.7 million for the quarter, 18.1% higher than revenues for the same period in the prior fiscal year.
▪	Gross profit as a percentage of total revenues improved to 13.2% for the quarter, compared to 12.6% for the same period in the prior fiscal year.
▪	Operating income was $18.7 million for the quarter, 24.1% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $11.4 million for the quarter, 24.7% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.91 for the quarter, compared to $0.74 for the same period in the prior fiscal year.

▪	We generated cash flow from operations for the nine months ended June 30, 2011 of $18.3 compared to $10.6 million for the same period in the prior fiscal year.
▪
Internet sales to independent veterinary practices and producers in the United States grew by approximately 40% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales in the United States were 36% for the quarter.

▪	During the quarter ended June 30, 2011, our revenues from our veterinary pharmacy programs increased over 44% to $34.3 million.

“We continued to see outstanding growth in the June quarter in many aspects of our business including revenues, gross profit, net income, operating cash flow and our value-added services,” said Jim Cleary, President and Chief Executive Officer.  “Our team has continued to deliver excellent results by focusing on our customers and working closely with our vendors.”

Quarter ended June 30, 2011 compared to quarter ended June 30, 2010

Total revenues grew 18.1% to $410.7 million for the quarter ended June 30, 2011, compared to $347.7 million for the quarter ended June 30, 2010.  Revenue growth in the United States was 18.9% for the quarter ended June 30, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 14.1% for the quarter ended June 30, 2011, compared to the same period in the prior fiscal year, consisting of 4.3% organic growth and 9.8% growth related to foreign currency exchange.  In the United States, our revenues attributable to existing customers represented 40% of the growth in revenues during the quarter ended June 30, 2011.  Commissions grew 49.3% to $6.5 million for the quarter ended June 30, 2011, compared to $4.3 million for the quarter ended June 30, 2010.  The increase was primarily due to achieving an incentive from one of our vendors, which was not achieved in the prior fiscal year, as well as an increase in commission rates and gross billings from agency contracts.

Gross profit increased by 23.1% to $54.1 million for the quarter ended June 30, 2011, compared to $43.9 million for the quarter ended June 30, 2010.  Gross profit as a percentage of total revenues was 13.2% for the quarter ended June 30, 2011, compared to 12.6% for the quarter ended June 30, 2010.  This increase was due to the incentive that was discussed above and an overall increase in product margin, partially offset by a decrease in vendor rebates.  Vendor rebates for the quarter ended June 30, 2011 decreased by approximately $205,000 compared to the quarter ended June 30, 2010.

Operating income increased 24.1% to $18.7 million for the quarter ended June 30, 2011, compared to $15.1 million for the quarter ended June 30, 2010.  SG&A expenses increased 22.7% to $33.7 million for the quarter ended June 30, 2011, compared to $27.4 million for the quarter ended June 30, 2010.  The increase in SG&A expenses was primarily due to compensation costs from increased headcount to support the revenue growth, as well as an increase in bank service fees related to customer credit card usage.  SG&A expenses as a percentage of total revenues were 8.2% for the quarter ended June 30, 2011, compared to 7.9% for the quarter ended June 30, 2010.

Net income increased 24.7% to $11.4 million for the quarter ended June 30, 2011, compared to $9.1 million for the quarter ended June 30, 2010.  Diluted earnings per share were $0.91 and $0.74 for the quarters ended June 30, 2011 and 2010, respectively, an increase of 23.0%.

Nine months ended June 30, 2011 compared to nine months ended June 30, 2010

Total revenues increased 31.4% to $1,144.0 million for the nine months ended June 30, 2011, compared to $870.4 million for the nine months ended June 30, 2010.  Revenue growth in the United States was 22.4% for the nine months ended June 30, 2011, compared to the same period in the prior fiscal year.  Revenue growth in the United Kingdom was 108.2% for the nine months ended June 30, 2011 as compared to the same period in the prior year as we owned Centaur for the full nine months in this fiscal year compared to approximately five months in the same period in the prior fiscal year.  Commissions increased 30.6% to $15.8 million during the nine months ended June 30, 2011, compared to $12.1 million during the nine months ended June 30, 2010.

Gross profit increased by 29.9% to $155.1 million for the nine months ended June 30, 2011, compared to $119.5 million for the nine months ended June 30, 2010.  Gross profit as a percentage of total revenues was 13.6% for the nine months ended June 30, 2011, compared to 13.7% for the nine months ended June 30, 2010.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Vendor rebates for the nine months ended June 30, 2011 increased by approximately $2.8 million compared to the nine months ended June 30, 2010.

Operating income increased 31.3% to $53.1 million for the nine months ended June 30, 2011, compared to $40.5 million for the nine months ended June 30, 2010.  SG&A expenses increased 28.8% to $97.2 million for the nine months ended June 30, 2011, compared to $75.4 million for the nine months ended June 30, 2010.  SG&A expenses as a percentage of total revenues were 8.5% for the nine months ended June 30, 2011, compared to 8.7% for the nine months ended June 30, 2010.  SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.

Net income increased 32.1% to $32.6 million for the nine months ended June 30, 2011, compared to $24.6 million for the nine months ended June 30, 2010.  Diluted earnings per share were $2.60 and $1.99 for the nine months ended June 30, 2011 and 2010, respectively, an increase of 30.7%.

Our cash balance as of June 30, 2011 was $989,000 and we had $13.9 million outstanding on our credit facilities. The increase in the outstanding balance on our credit facilities of $3.8 million from September 30, 2010 resulted primarily from the funding of investing activities, which included the Nelson acquisition, purchase of an office building for our headquarters in Boise, Idaho, an investment in a technology based inventory management business, and equipment for our new distribution center in Visalia, California, offset by cash generated from our operating activities.
Business Outlook

The Company estimates that for the fiscal year ending September 30, 2011, revenues will be from $1.53 billion to $1.54 billion, which represents growth of 24% to 25% compared to revenues in fiscal year 2010.  The Company estimates that diluted earnings per share will be from $3.37 to $3.40 per share, which represents growth of 25% to 26% compared to diluted earnings per share in fiscal year 2010.  The Company’s previous guidance for the fiscal year ending September 30, 2011 was revenues from $1.49 billion to $1.52 billion and diluted earnings per share of $3.21 to $3.27.

Conference Call

The Company will be hosting a conference call on July 28, 2011 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2011 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 11, 2011 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 85853011.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2011	2010	2011	2010
Revenues	$410,736	$347,687	$1,144,022	$870,395
Cost of product sales	356,649	303,750	988,877	750,927
Gross profit	54,087	43,937	155,145	119,468
Selling, general and administrative expenses	33,663	27,435	97,160	75,448
Depreciation and amortization	1,723	1,438	4,879	3,559
Operating income	18,701	15,064	53,106	40,461
Interest expense	(166)	(171)	(600)	(389)
Other income	167	102	581	454
Income before taxes	18,702	14,995	53,087	40,526
Income tax expense	(7,312)	(5,858)	(20,537)	(15,884)
Net income	$11,390	$9,137	$32,550	$24,642

Net income per share - diluted	$0.91	$0.74	$2.60	$1.99
Weighted average common
shares outstanding - diluted	12,526	12,408	12,507	12,380

			June 30,	September 30,
Condensed Consolidated Balance Sheets			2011	2010
Assets
Cash			$989	$911
Receivables, net			210,516	189,428
Inventories			174,915	175,292
Prepaid expenses and other current assets			5,175	8,729
Deferred income taxes			2,165	1,556
Total current assets			393,760	375,916

Property and equipment, net			23,968	15,238
Goodwill			49,279	47,330
Intangibles, net			25,807	26,710
Other assets, net			6,756	2,738
Total Assets			$499,570	$467,932

Liabilities
Credit facilities			$13,943	$10,140
Accounts payable			175,029	183,604
Accrued expenses			17,243	15,118
Current portion of long-term debt and capital lease obligations			928	3,631
Total current liabilities			207,143	212,493

Deferred income taxes			5,997	5,310
Long-term debt and capital lease obligations			570	953
Other long-term liabilities			2,381	2,389

Stockholders' Equity			283,479	246,787

Total Liabilities and Stockholders' Equity			$499,570	$467,932